EXHIBIT 2.6

                                  PORTAGY CORP.
                                9412 Oakmore Road
                              Los Angeles, CA 90035

                                 August 9, 2006

Cell Power Technologies, Inc.
1428 36th Street, Suite 205
Brooklyn, NY 11218
Attention:  Mr. Jacob Herskovits

                  Re:      Amendment to Merger Agreement

Dear Mr. Herskovits:

         This letter constitutes another amendment to the Agreement and Plan of Merger by and among Cell Power Technologies, Inc., Portagy Acquisition Corp. and Portagy Corp. Attached as Exhibit A is a revised capitalization table. If the foregoing is satisfactory to you, please instruct American Stock Transfer & Trust issue additional share certificates to equal the sums contained in the Cell Power Common Stock column. Once our attorneys receive the appropriate common stock certificates and you have executed a copy of this Fifth Amendment and return it to us, the merger will be officially closed.

                                          Very truly yours,

                                          /s/ Charles Wiesel
                                          ------------------
                                          Charles Wiesel,
                                          President and Chief Executive Officer

Enclosure

Agreed and accepted:

/s/ Jacob Herskovits
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Jacob Herskovits, President and Chief Executive Officer